EXHIBIT A
JOINT FILING AGREEMENT
     HarbourVest Partners, LLC, Edward W. Kane, D. Brooks Zug, HarbourVest VI-Direct Associates LLC and HarbourVest Partners VI-Direct Fund L.P. agree that the Schedule 13G, to which this Agreement is attached, relating to the Common Shares of Vistaprint Limited, is filed on behalf of each of them.

Dated: February 13, 2007	HarbourVest Partners, LLC
	By:	/s/ Martha D. Vorlicek
	Name:	Martha D. Vorlicek
	Title:	Managing Director

Edward W. Kane
/s/ Edward W. Kane
	Name:	Edward W. Kane

D. Brooks Zug
/s/ D. Brooks Zug
	Name:	D. Brooks Zug

HarbourVest VI-Direct Associates LLC By: HarbourVest Partners, LLC Its Managing Member

	By:	/s/ Martha D. Vorlicek
	Name:	Martha D. Vorlicek
	Title:	Managing Director

HarbourVest Partners VI-Direct Fund L.P. By: HarbourVest VI-Direct Associates LLC Its General Partner By: HarbourVest Partners, LLC Its Managing Member

	By:	/s/ Martha D. Vorlicek
	Name:	Martha D. Vorlicek
	Title:	Managing Director

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